Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of June 13, 2011 (the “Effective Date”), by and between Linda A. Schoemaker (“Employee”) and InfoSpace, Inc. (the “Company”).

In consideration of the mutual covenants herein contained, the employment of Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Certain Definitions.

(a) “Cause”. For purposes of this Agreement, “Cause” means, in the reasoned discretion of the Company (as determined by the Company’s Board of Directors (the “Board”)): (i) any act of criminal or fraudulent misconduct by Employee in connection with Employee’s responsibilities as an employee of the Company that is intended to result in Employee’s personal enrichment, (ii) any violation by Employee of the Company’s Code of Conduct and Ethics, (iii) Employee’s arrest for or conviction of a felony or other crime that may materially reflect negatively on the Company, (iv) breach of a fiduciary duty owed by Employee to the Company or its stockholders, or (v) continued failure to diligently and reasonably perform Employee’s job duties and obligations after, in the first instance of such failure only, Employee has been given written notice of such noncompliance and Employee has had a minimum of 30 days to cure such noncompliance, if such failure is reasonably susceptible to cure.

(b) “Change of Control”. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets.

(c) “Code”. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Disability”. For purposes of this Agreement, “Disability” is defined as Employee’s inability to perform her employment duties to the Company hereunder, with or without reasonable accommodation, for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(e) “Good Reason”. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Employee’s express prior written consent: (i) a material reduction of or to Employee’s authority, duties, or responsibilities, title or reporting relationship, in each case other than pursuant to a promotion; (ii) a substantial reduction of the facilities available to Employee that occurs within 12 months following a Change of Control, unless such reduction is shared by similarly-situated employees; (iii) a material reduction by the Company of Employee’s base salary or Bonus; (iv) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled that occurs within 12 months following a Change of Control, unless similarly-situated Employees also experience a reduction; (v) the requirement that Employee re-locate her primary work location more than 25 miles from Bellevue, Washington or from any work location to which the Company transfers Employee during the course of her employment and to which such transfer Employee has agreed in writing; or (vi) a material breach of this Agreement by the Company.

Notwithstanding the foregoing, termination of employment by Employee will not be for Good Reason unless (x) Employee delivers written notice to the Company (the “Good Reason Notice”) of the existence of the condition which Employee believes constitutes Good Reason within 30 days of the initial existence of such condition (which notice specifically identifies such condition), (y) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Cure Period”), and (z) Employee actually terminates employment within 30 days after the expiration of the Cure Period.

(f) “Release”. For purposes of this Agreement, “Release” is defined as a full release of claims against the Company in the form attached hereto as Exhibit A; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive Employee’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between Employee and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to Employee under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims which Employee may have solely by virtue of Employee’s status as a shareholder of the Company. The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims.

(g) “Section 409A”. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and the Treasury Regulations and official guidance issued in respect of Section 409A of the Code.

2.	Duties and Scope of Employment.

The Company shall employ Employee in the position of interim General Counsel and as Secretary, reporting directly to the Chief Executive Officer. This position is a 50% part-time position, meaning Employee is expected on average to devote approximately 20 hours per week to the fulfillment of her duties. Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position(s) within the Company, as shall reasonably be assigned to Employee at any time and from time to time by the Chief Executive Officer.

3.	Obligations.

While employed hereunder, Employee will perform her duties ethically, faithfully and to the best of Employee’s ability and in accordance with law and Company policy. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the express written prior approval of the Chief Executive Officer; provided, however, that Employee may complete transition-related matters for her prior employer during the first 30 days of this Agreement and Employee may engage in charitable activities, in each case so long as such activities do not materially interfere with Employee’s responsibilities to the Company.

4.	Employment Term.

Subject to the terms and conditions hereof, including without limitation Sections 6 and 7, Employee shall be employed by the Company for a period of one year (the “Employment Term”) commencing on the Effective Date. Notwithstanding the foregoing, but subject to the provisions of Sections 6 and 7, the Company and Employee acknowledge that Employee’s employment is and shall continue to be terminable at will, (whether during or following the end of the Employment Term), with either party able to terminate the employment relationship with or without Cause during the Employment Term and for any or no reason following the expiration of the Employment Term.

5.	Compensation and Benefits.

(a) Base Compensation. While Employee is an active 50% part-time employee of the Company, the Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $115,000. Such salary shall be earned and paid ratably for work performed, subject to applicable tax withholding, and shall be paid periodically in accordance with normal Company payroll practices.

(b) Bonus. In addition to annual base salary, Employee will be paid a bonus during the Employment Term in the aggregate amount of $46,000 (the “Bonus”). Except as otherwise provided in this Agreement, the Bonus will be paid in four equal installments of $11,500 on the first payroll date following the end of each three-month period during the Employment Term, subject to Employee’s continued employment on each such payment date (or in the case of the payment of the final installment only, on the last day of the Employment Term).

(c) Benefits. Employee and her eligible dependents shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company on the same terms as if she were a full-time employee, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e) Restricted Stock Units. Employee will be granted 7,500 restricted stock units (the “RSU Grant”). The date of grant shall be set by the Compensation Committee of the Board (the “Committee”). Subject to the accelerated vesting provisions set forth herein, the RSU Grant shall vest quarterly as to one-quarter of the shares subject thereto (with vesting commencing on the Effective Date), subject to Employee’s continued employment by the Company on the relevant vesting dates. The RSU Grant shall be subject to the terms and conditions of the Company’s Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”) and the Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement in the form most recently approved by the Committee for grants to executive officers (the “RSU Agreement”); provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the RSU Agreement and this Agreement, the terms and conditions of this Agreement shall prevail.

(f) Stock Options. Employee will be granted options to purchase 37,500 shares of the Company’s common stock (the “Option Grant”) at an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Select Market on the date of grant (or, if there is no such reported price on the date of such grant, the closing price on the trading day on the Nasdaq Global Select Market immediately first preceding the date of grant). The date of grant shall be set by the Committee. Subject to the accelerated vesting provisions set forth herein, the Option Grant shall vest quarterly as to one-quarter of the shares subject thereto (with vesting commencing on the Effective Date), subject to Employee’s continued employment by the Company on the relevant vesting dates. The Option shall be subject to the terms and conditions of the 1996 Plan and the Nonqualified Stock Option Letter Agreement in the form most recently approved by the Committee for grants to executive officers (the “Stock Option Agreement”); provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the Stock Option Agreement and this Agreement, the terms and conditions of this Agreement shall prevail.

Notwithstanding the foregoing provisions of this Section 5, if during the Employment Term Employee and the Company agree to increase Employee’s full-time equivalent (“FTE”) status to full time or a FTE status of more than 50%, Employee’s annual base salary shall be proportionately increased for the remainder of the Employment Term, and Employee shall be entitled to an additional bonus and may be considered for additional option and restricted stock unit grants, each based on the increase in the FTE percentage and the number of months remaining in the Employment Term.

6.	Termination of Employment.

(a) Termination by Company for Cause; Voluntary Termination. In the event Employee’s employment with the Company is terminated for an reason (including for Cause) by the Company or voluntarily by Employee for any reason (including for Good Reason) (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee all of Employee’s accrued and unused “paid time off” (“PTO”), if any, through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company through the Termination Date (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid promptly upon termination and within the period of time mandated by applicable law (but, in any event, within 30 days after the Termination Date). The Accrued Obligations paid or provided pursuant to this Section 6(a) shall be in addition to the payments and benefits, if any, to be provided to Employee upon her termination of employment pursuant to Section 6(b), 6(c), 6(d), or 6(e) below. Except as expressly stated above or as required by law, Employee shall receive no further compensation in any form other than as set forth in this paragraph.

(b) Termination by Company without Cause (not following Change of Control). The Company may terminate Employee’s employment without Cause at any time. If, during the Employment Term, Employee’s employment with the Company is terminated by the Company without Cause (except following a Change of Control, which is addressed in Section 6(c) below), then, subject to Section 6(f), Employee shall receive the following severance payments and benefits, subject to applicable tax withholding:

(i) a severance payment in an amount equal to the lesser of (A) the remaining annual base salary payable through the end of the Employment Term or (B) 60 days of annual base salary, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof;

(ii) an additional severance payment in an amount equal to any unpaid installment of the Bonus, if any, that in the absence of Employee’s termination would have become payable to Employee during the 60 day period following the Termination Date. The Company shall deliver this payment to Employee on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof;

(iii) a lump sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for Employee (and Employee’s spouse and dependent children) on such date multiplied by (B) two, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof.

(c) Termination by Company without Cause or by Employee for Good Reason (following Change of Control). The Company may terminate Employee’s employment with the Company at any time, and Employee may likewise terminate her employment at any time. If, during the Employment Term and following a Change of Control, Employee’s employment with the Company is terminated by the Company without Cause or Employee terminates employment with the Company for Good Reason, then, subject to Section 6(f), Employee shall receive the following severance payments and benefits, subject to applicable tax withholding:

(i) a severance payment in an amount equal to the greater of (A) the remaining annual base salary payable through the end of the Employment Term or (B) 90 days of annual base salary, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof;

(ii) an additional severance payment in an amount equal to any unpaid Bonus, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof;

(iii) a lump sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for Employee (and Employee’s spouse and dependent children) on such date multiplied by (B) two, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof; and

(iv) all of Employee’s then-unvested RSU Grant and Option Grant shall immediately vest and become exercisable in accordance with their terms.

(d) Death. In the event of Employee’s death while employed hereunder, and subject to Section 6(f), Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) shall be entitled to receive a lump-sum payment in an amount equal to three months annual base salary in effect as of the Termination Date, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof.

(e) Disability. In the event of Employee’s termination of employment with the Company due to Disability, and subject to Section 6(f), Employee shall receive a lump-sum payment in an amount equal to three months annual base salary in effect as of the Termination Date, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof.

(f) Release and Other Conditions. The payments and benefits described in Sections 6(b) through 6(e) are expressly conditioned on (i) Employee (or, in the case of Employee’s death, Employee’s representative) signing and delivering (and not revoking thereafter) a Release to the Company (which, in the case of Employee’s death, also releases any claims by Employee’s estate or survivors) within 60 days following the Termination Date and (ii) Employee continuing to satisfy any obligations to the Company under this Agreement, the Release and the Company’s standard form of Supplementary Terms of Employment—Managerial/Professional (the “Supplementary Terms of Employment”), and any other agreement(s) between Employee and the Company. In the event the Release described in Section 6(f)(i) is not executed, delivered and effective by the 60th day after the Termination Date, none of such payments or benefits shall be provided to Employee.

7.	Section 280G.

(a) Amount of Payments and Benefits. Notwithstanding anything to the contrary herein, in the event that Employee becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of equity-based awards) under this Agreement or under any other plan, agreement or arrangement with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (or any similar or successor provision) (collectively, “Section 280G”) and it is determined that, but for this Section 7(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Employee, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether Employee would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Employee in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the payments and benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Employee’s residence on the effective date of the relevant transaction described under Section 280G(b)(2)(A)(i) of the Code, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b) Computations and Determinations. All computations and determinations called for by this Section 7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), and all such computations and determinations shall be conclusive and binding on the Company and Employee. For purposes of such calculations and determinations, the Tax Counsel may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Tax Counsel shall submit its determination and detailed supporting calculations to both Employee and the Company within 15 days after receipt of a notice from either the Company or Employee that Employee may receive payments which may be considered “parachute payments.” The Company and Employee shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make the computations and determinations called for by this Section 7. The Company shall bear all costs that the Tax Counsel may reasonably incur in connection with the computations and determinations called for by this Section 7.

(c) Reduction Methodology. In the event that Section 7(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Section 409A.

8.	No Impediment to Agreement.

Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9.	Confidentiality.

Employee also agrees to abide by the terms of the Supplementary Terms of Employment, which are incorporated herein by reference.

10.	Arbitration.

Employee agrees, as a condition to Employee’s employment that any employment related disputes between Employee and the Company are subject to binding arbitration in accordance with the terms of the Supplementary Terms of Employment, which are incorporated herein by reference.

11.	Successors; Personal Services.

The services and duties to be performed by Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Employee and Employee’s heirs and representatives.

12.	Notices.

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

13.	Section 409A.

(a) The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i) if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment that is considered a “deferral of compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the date that is six months and one day after the date of such “separation from service” of Employee and (B) the date of Employee’s death (the “Delay Period”), to the extent required under Section 409A. Within ten business days following the expiration of the Delay Period, all payments delayed pursuant to this Section 13(b)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for those payments in this Agreement;

(ii) to the extent that any payments or benefits under this Agreement are conditioned on a Release, if the Release is executed and delivered by Employee to the Company and becomes irrevocable and effective within the specified 60-day post-termination period, then, subject to Section 13(b)(i) above and to the extent not exempt under Section 409A, such payments or benefits shall be made or commence on the first payroll date after the date that is 60 days after the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date). If a payment or benefit under this Agreement is conditioned on a Release and such Release is not executed, delivered and effective by the 60th day after the Termination Date, such payment or benefit shall not be paid or provided to Employee;

(iii) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee (provided that if any such reimbursements constitute taxable income to Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred). No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and Employee’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit;

(iv) for purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days”), the actual date of payment within the specified period shall be within the sole discretion of the Company;

(v) in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise; and

(vi) to the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that may be necessary, appropriate, or desirable to avoid imposition of additional tax or income recognition under Section 409A, in each case to the maximum extent permitted. Notwithstanding any provision of this Agreement to the contrary, (i) in no event will the Company be liable for any additional tax, interest, or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A and (ii) Employee acknowledges and agrees that Employee will not have any claim or right of action against the Company or any of its employees, officers, directors or agents in the event it is determined that any payment or benefit provided hereunder does not comply with Section 409A.

14.	Indemnification.

Employee shall be indemnified by Employer to the extent permitted by applicable law and as provided in any applicable provision of the Company’s Bylaws and any written indemnification agreement between Employee and the Company.

15.	Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. This Agreement may not be modified except expressly in a writing signed by both parties.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

/s/ William J. Ruckelshaus
By: William J. Ruckelshaus
Title: President and Chief Executive Officer

EMPLOYEE:	/s/ Linda A. Schoemaker
Linda A. Schoemaker

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (the “Agreement”) entered into by and between InfoSpace, Inc., a Delaware corporation (the “Company”) and Linda A. Schoemaker (“Executive”), is dated as of [                    ].

In consideration of the promises set forth in this Agreement, Executive and the Company (the “Parties”) hereby agree as follows:

1.	Entire Agreement.

This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the Employment Agreement by and between the Parties, dated as of June 13, 2011 (the “Employment Agreement”) and the Supplementary Terms of Employment—Managerial/Professional by and between the Parties incorporated by reference into the Employment Agreement (the “Supplementary Terms”); provided, that no rights or obligations established under any such superseded agreement and specifically preserved by this Agreement are extinguished. Notwithstanding the foregoing, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

2.	Termination of Employment.

The Parties hereby agree that Executive’s employment and any and all appointments she holds with the Company and any of its subsidiaries (collectively, the “Company Group”), whether as officer, director, employee, consultant, agent or otherwise (including, without limitation, as interim General Counsel and as Secretary of the Company) shall cease as of [                    ] (the “Termination Date”). Effective as of the Termination Date, Executive shall have no authority to act on behalf of the Company or any other member of the Company Group, and shall not hold herself out as having such authority or otherwise act in an executive or other decision making capacity.

3.	Payments and Benefits.

Executive shall be entitled to the payments and benefits provided in Section 6 of the Employment Agreement, subject (except in the case of the payments and benefits set forth in Section 6(a) of the Employment Agreement) to Executive’s compliance at all times prior to, and on each applicable payment date, with the covenants referenced in Sections 4 and 7H below.

4.	Survival of Employment Agreement Provisions.

Sections 7, 9, 10, 13, 14 and 15 of the Employment Agreement and Sections I.3, Sections II, III, IV, V and VI.18 of the Supplementary Terms and, in each case, all related definitions, shall survive the Termination Date and be effective for such respective periods contemplated by the Employment Agreement and the Supplementary Terms.

5.	Acknowledgment and Release.

A. In consideration of the Company’s execution of this Agreement and the obligations as set forth herein upon the Company, Executive, for and on behalf of herself and her heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, or her serving in any capacity in respect of any member of the Company Group, both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any shareholder, employee, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Agreement, including, without limitation, any claim for any severance or other benefits which, but for this Agreement, might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of her employment with the Company Group under, by way of example and not limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Washington Law Against Discrimination, all as amended, and all other federal, state and local statutes, ordinances, regulations and the common law. By signing this Agreement, Executive acknowledges that she intends to waive and release any such rights known or unknown she may have against the Company Releasees as of the date of Executive’s execution of this Agreement; provided, that, Executive does not waive or release (i) claims with respect to the right to enforce this Agreement, (ii) claims with respect to any vested and accrued right Executive may have under any employee pension or welfare benefit plan of the Company, (iii) any rights to indemnification provided for by any applicable insurance policy or the Company’s charter or by-laws or under the Indemnification Agreement between the Parties dated as of [                    ], or (iv) claims which Executive may have solely by virtue of her status as a shareholder of the Company.

B. Executive acknowledges that she has not filed any complaint, charge, claim or proceeding against any of the Company Releasees before any local, state or federal agency, court or other body relating to her employment or the termination thereof (each individually a “Proceeding”). Executive represents that she is not aware of any basis on which such a Proceeding could reasonably be instituted.

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C. Executive acknowledges that she has been given twenty-one (21) calendar days from the date of receipt of this Agreement to consider all of the provisions of this Agreement and she does hereby knowingly and voluntarily waive some or all of such twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND THAT SHE HAS IN FACT BEEN ADVISED BY COUNSEL OF HER CHOICE AND THAT SHE FULLY UNDERSTANDS THAT BY SIGNING BELOW SHE IS GIVING UP CERTAIN RIGHTS WHICH SHE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED IN THIS SECTION 5 AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

D. Executive shall have seven calendar days from the date of her execution of this Agreement to revoke this Agreement, including the release given under this Section 5 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA) (the “Revocation Period”). Such revocation must be in writing and delivered to the Company’s General Counsel at the address set forth in Section 7A below prior to the expiration of the Revocation Period. If Executive revokes this Agreement including, without limitation, the release given under this Section 5, Executive will be deemed not to have accepted the terms of this Agreement, and neither Executive nor the Company shall be bound by any Section of this Agreement.

6.	Availability of Relief.

A. In the event that Executive fails to abide by any of the terms of this Agreement, the Company may, in addition to any other remedies it may have, immediately cease any benefits or payments that are subsequently due under this Agreement, without waiving the release granted herein. Notwithstanding the foregoing, the Company may not offset or otherwise withhold any benefits or payments that may be due to Executive.

B. Executive acknowledges and agrees that the remedy at law available to the Company for breach of her post-termination obligations under Section 5 of this Agreement, including the surviving provisions of the Employment Agreement and the Supplementary Terms, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof (to the satisfaction of the arbitrator or court adjudicating such matter) of her violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage and without the requirement of posting a bond.

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7.	Miscellaneous.

A. Notices. All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows:

If to Executive:

To the last address indicated in the personnel records of the Company.

If to the Company:

InfoSpace, Inc. 601 108th Avenue NE Suite 1200 Bellevue, Washington 98004 Attention: General Counsel

with a copy (which shall not constitute notice) to:

Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98103
Attention: Andrew Bor, Esq.
Eric DeJong, Esq.

and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

B. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

C. Taxes. Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided, to Executive under this Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.

D. Death Benefit. In the event Executive should die before all amounts payable to her under this Agreement are paid in full, the amounts remaining to be paid under this Agreement at the time of her death shall be paid in a cash lump sum within 30 days following the date of Executive’s death to her surviving spouse, if any, and otherwise to her estate.

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E. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

F. Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of the Company or any Company Releasee.

G. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to this Agreement by seeking other employment and, to the extent that Executive obtains or undertakes other employment, such payment or benefit will not be reduced by the earnings of Executive from the other employment.

H. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of Washington. Any proceeding to enforce, interpret or challenge the validity of, or recover for the breach of, any provision of this Agreement shall be subject to the terms, conditions and procedures set forth in Section V of the Supplemental Terms.

I. Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each Party hereto confirms that any facsimile or PDF copy of such Party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

INFOSPACE, INC.

Name: Title:

EXECUTIVE

Linda A. Schoemaker

Supplementary Terms of Employment – Managerial/Professional

In consideration of my employment by InfoSpace, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively herein “InfoSpace” or the “Company”), and in consideration of the compensation now and hereafter paid to me, I agree to the following terms and conditions of my employment relationship with InfoSpace (the “Agreement”) which supplement the terms of my original offer letter:

Section I – General Terms

1. At-Will Employment: I acknowledge that my employment will be of indefinite duration and that either InfoSpace or I will be free to terminate this employment relationship at will at any time with or without cause. I also acknowledge that any representations to the contrary are unauthorized and void, unless contained in a separate written employment contract signed by the Chief Executive Officer of InfoSpace. I further acknowledge that the terms and conditions of this Agreement shall survive termination of my employment.

2. Outside Activities and Investments: I will devote my best efforts to furthering the best interests of InfoSpace. During my employment, I will not engage in any activity or investment (other than an investment of less than one percent (1%) of the shares of a company traded on a registered stock exchange), that (a) conflicts with InfoSpace’s business interest, including without limitation, any business activity contemplated by this Agreement, (b) occupies my attention so as to interfere with the proper and efficient performance of my duties at InfoSpace, or (c) interferes with the independent exercise of my judgment in InfoSpace’s best interests.

Also, during my employment by InfoSpace, I will not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Chief Executive Officer. I have listed on the Company’s Outside Activity Disclosure form, attached hereto as Exhibit A, any business activities or ventures with which I am currently involved that are outside of the business of InfoSpace. As used herein, “InfoSpace’s business” means the development, marketing, licensing, distribution or support of content, technology, services or products relating to web search, online directory search, applications, content aggregation and application infrastructure related to internet website and portal services, and any substantially similar products or services.

3. Return of Company Property: At the time I leave the employ of InfoSpace or at InfoSpace’s request, I will return to InfoSpace all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, documents, diskettes and tapes, and any other material on any media containing or disclosing any confidential or proprietary technical or business information. I will also return any keys, pass cards, identification cards or any other property belonging to InfoSpace.

4. Obligation to Disclose This Agreement: For a period of one (1) year after termination of my employment for any reason (the “Post-Employment Year”), I agree to inform any new employer, prior to accepting any such new employment, of the existence and terms of this Agreement and to provide such new employer with a copy of this Agreement.

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Section II – Non-Disclosure

5. Non-Disclosure of InfoSpace Information: During my employment with InfoSpace and at any time thereafter, I will not disclose to anyone outside InfoSpace nor use for any purpose other than my work for InfoSpace any confidential or proprietary technical, financial, marketing, distribution or business information or trade secrets of InfoSpace, including without limitation, concepts, techniques, processes, methods, systems, designs, cost data, computer programs, formulas, development or experimental work, work in progress, or information or details regarding InfoSpace’s relationships with customers, vendors, partners and suppliers (collectively “InfoSpace Confidential Information”). I will also not disclose any InfoSpace Confidential Information inside InfoSpace except on a “need to know” basis. If I have any questions as to what comprises such InfoSpace Confidential Information, or to whom, if anyone, inside InfoSpace, it may be disclosed, I will consult my manager at InfoSpace.

6. Non-Disclosure of Third-Party Information Obtained through InfoSpace: InfoSpace has received and will receive confidential and proprietary information from third parties subject to a duty on InfoSpace’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment with InfoSpace and thereafter, I will not disclose such confidential or proprietary information to anyone except as necessary in carrying out my work for InfoSpace and consistent with InfoSpace’s agreement with such third party. I will not use such information for the benefit of anyone other than InfoSpace or such third party, or in any manner inconsistent with any agreement between InfoSpace and such third party of which I am made aware.

7. Non-Disclosure of Third-Party Information Obtained Elsewhere: During my employment at InfoSpace I will not improperly use or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-ventures, clients, customers, or suppliers, or the vendors or customers of such persons or entities, unless such persons or entities have given verbal consent to my use or disclosure. I will not violate any non-disclosure or proprietary rights agreement I might have signed in connection with any such person or entity.

Section III – Invention Assignment, Release and Cooperation

8. Invention Assignment and Release: I will make prompt and full disclosure to InfoSpace, will hold in trust for the sole benefit of InfoSpace, and will assign exclusively to InfoSpace all my right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of InfoSpace. I hereby waive and quitclaim to InfoSpace any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to InfoSpace. I will assign to InfoSpace or its designee all right, title and interest in and to any and all Inventions full title to which may be required to be in the United States by any contract between InfoSpace and the United States or any of its agencies.

My obligation to assign shall not apply to any Invention about which I can prove that it was developed entirely on my own time; and

a)	No equipment, supplies, facility, or trade secret information of InfoSpace was used in its development; and

b)	It does not relate (1) directly to the business of InfoSpace or (2) to the actual or demonstrably anticipated research or development of InfoSpace; and

c)	It does not result from any work performed by me for InfoSpace.

9. Prior Inventions: I have listed and described on Exhibit B, attached hereto, all Inventions belonging to me and made by me prior to my employment at InfoSpace that I wish to have excluded from this Agreement. If Exhibit B is left blank, I represent that there are no such Inventions. If, in the course of my employment at InfoSpace, I use in or incorporate into an InfoSpace product, process, or machine an

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Invention owned by me or in which I have an interest that is not on Exhibit B and is related (1) directly to the business of InfoSpace or (2) to the actual or demonstrably anticipated research or development of InfoSpace, InfoSpace is hereby granted and shall have a non-exclusive, fully-paid up, royalty-free, irrevocable, worldwide license to make, have made, use and sell that Invention without restriction as to the extent of my ownership or interest.

10. Cooperation: I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical incapacity or for any other reason whatsoever, InfoSpace is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to InfoSpace as stated above, I hereby irrevocably designate and appoint InfoSpace and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at InfoSpace’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

Section IV – Non-Competition and Non-Solicitation

11. Non-Competition: During the Post-Employment Year, I will not accept employment with any entity whose business is, or engage in any activities that are, competitive with or substantially similar to (i) InfoSpace’s business (as defined in Paragraph 2), or (ii) the actual or demonstrably anticipated research and development or prospective business of InfoSpace as of my termination date.

12. Non-Solicitation: While employed at InfoSpace and during the Post-Employment Year, on my own behalf or on behalf of any other person or entity, I will not solicit, induce or attempt to influence directly or indirectly any employee of InfoSpace to work for me or any other person or entity for whom I work or intend to work, nor will I solicit, induce or attempt to influence directly or indirectly any customer, business partner, supplier or vendor of InfoSpace to terminate his/her/its business relationship with InfoSpace.

Section V – Arbitration

13. Mutual Agreement to Arbitrate: I understand that InfoSpace is committed to resolving any employment related disputes and claims efficiently and effectively, while preserving due process safeguards, through the use of binding arbitration. I agree that any dispute and/or claim between InfoSpace (including without limitation its officers, directors, employees agents or shareholders) and me that underlies, relates to and/or results from my employment relationship with InfoSpace or any of the terms of this Agreement, including the confidentiality, non-compete and non-solicitation requirements, that cannot be otherwise resolved will be submitted to final, binding arbitration to the maximum extent permitted by law in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association that are then in effect.

I understand that this Agreement governs any claim I have that underlies, relates to and/or results from my employment relationship with InfoSpace or the termination of that relationship, including, but not limited to, claims of wrongful discharge, infliction of emotional distress, breach of contract (including breach of this Agreement), breach of any covenant of good faith and fair dealing, and claims of retaliation and/or discrimination in violation of any local, state or federal law. Examples of such laws include Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; RCW Chapter 49.60, and all amendments to each such Act as well as the regulations issued thereunder.

14. Excluded from Arbitration: This Agreement does not affect my right to pursue worker’s compensation or unemployment compensation benefits for which I may be eligible in accordance with state law, nor does it affect my right to file and/or to cooperate in the investigation of an administrative charge of discrimination.

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15. Arbitration Remedies and Awards: I understand that I may seek in arbitration any remedy or award that would be available to me through civil litigation and the arbitrator has authority to grant any such remedy or award. I agree that such remedies include monetary damages but do not include reinstatement unless authorized by statute.

16. Arbitration Fees: I understand that InfoSpace, as further consideration for my agreement to arbitrate covered disputes, agrees to pay for the arbitrator’s fees and other costs directly associated with the arbitration that would not otherwise be charged if the parties pursued civil litigation in court.

17. Injunctive or Other Relief: I understand that, pursuant to this Agreement, I forego and waive the right to take any covered dispute or claim to civil litigation in court. However, I understand that either I or InfoSpace may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.

Section VI – Miscellaneous Terms

18. Choice of Law and Venue: I agree that this Agreement shall be governed for all purposes by the laws of the state of Washington as such laws apply to contracts to be performed within Washington by residents of Washington and that venue for any action arising out of this Agreement shall be properly laid in King County, Washington or in the Federal District Court of the Western District of Washington. In any matter that is presented to an arbitrator under this Agreement, I agree that the location of the arbitration hearing(s) will be in King County, Washington, unless another location is mutually agreed upon.

19. Conflicting Provisions: If any provision of this Agreement shall be declared excessively broad, it shall be construed so as to afford InfoSpace the maximum protection permissible by law. If any provision of this Agreement is void or so declared, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect.

20. Entire Agreement: This Agreement sets forth the entire Agreement of the parties as to the subject matter hereof and any representations, promises, or conditions in connection therewith not in writing and signed by both parties shall not be binding upon either party.

21. Acknowledgment: I acknowledge that I have had a full opportunity to read this Agreement before signing it. I confirm that I understand its terms and believe them to be reasonable, and I agree that InfoSpace’s offer of employment or continued employment is sufficient consideration for this Agreement.

HAVING READ AND FULLY UNDERSTOOD THIS AGREEMENT, I have signed my name this date.

Signature of Employee: /s/ Linda Schoemaker

Name of Employee: Linda Schoemaker

Date: June 8, 2011

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